Exhibit 99.1

MOZAYYX Acquisition Corp. Announces the Pricing of Upsized $261,000,000 Initial Public Offering

Austin, TEXAS, Feb. 24, 2026 (GLOBE NEWSWIRE) -- MOZAYYX Acquisition Corp. (NYSE: MZYX.U) (the “Company”) announced today the pricing of its upsized initial public offering of 26,100,000 units at $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “MZYX.U” beginning February 25, 2026. Each unit consists of one Class A ordinary share and one-quarter of one redeemable warrant. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “MZYX” and “MZYX.WS”, respectively. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,915,000 units at the initial public offering price to cover over-allotments, if any.

The Company is a blank check company incorporated as an exempted company under the laws of the Cayman Islands, which will seek to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Cantor Fitzgerald & Co. acted as the sole book-running manager of the offering.

Winston & Strawn LLP is serving as legal counsel to the Company. Ellenoff Grossman & Schole LLP is serving as legal counsel to Cantor Fitzgerald & Co.

A registration statement on Form S-1 (333-293134) (the “Registration Statement”) relating to the securities has been filed with the Securities and Exchange Commission (“SEC”), and was declared effective on February 24, 2026. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, New York 10022; Email: prospectus@cantor.com., or from the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contacts

MOZAYYX Acquisition Corp.
Benjamin Zucker
Chief Executive Officer and Chief Financial Officer
111 Congress Ave, Suite 1200
Austin, TX 78701
Email: ben@mozayyxac.com